Exhibit 5

April 3, 2006

U.S. Gold Corporation

2201 Kipling Street, Suite 100

Lakewood, Colorado 80215-1545

Re:         Registration Statement on Form SB-2 Covering Registration of Common Stock and Warrants

Ladies and Gentlemen:

We have acted as counsel to U. S. Gold Corporation, a Colorado corporation (the “Company”), in connection with the registration by the Company of 40,158,000 shares of common stock (“Shares”) and 9,686,000 common stock purchase warrants (“Warrants”).

In such capacity, we have examined, among other documents, the Articles of Incorporation, Bylaws and minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed appropriate.

The attorneys of our firm are admitted to the Bar in the State of Colorado only.  Accordingly, our opinion covers Colorado law only, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

                1.            The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.

                2.            All of the Shares and Warrants have been legally and validly authorized under the Articles of Incorporation of the Company, and  (i) the Shares represent duly and validly issued, fully paid and nonassessable shares of common stock of the Company; and  (ii) the shares issuable upon exercise of the Warrants, when issued and paid for in accordance with the Warrant Indenture between the Company and Equity Transfer Services Inc. dated February 22, 2006, will represent duly and validly issued, fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5.1 thereto.

Sincerely,

DUFFORD & BROWN, P.C.

/s/ Dufford & Brown, P.C.